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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)


                         DATA RESEARCH ASSOCIATES, INC.
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                       (Name of Subject Company (issuer))

                            MCGUIRE ACQUISITION INC.
                              SIRSI HOLDINGS CORP.
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                       (Names of Filing Persons (offeror))

                          COMMON STOCK, PAR VALUE $0.01
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                         (Title of Class of Securities)

                                    237853106
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                     (CUSIP Number of Class of Securities)

                     Larry D. Smith, Chief Financial Officer
                            McGuire Acquisition Inc.
                              c/o SIRSI Corporation
                              101 Washington Street
                         Huntsville, Alabama 35801-4827
                            Telephone: (256) 704-7000

                                 with copies to:

                             Adam K. Weinstein, Esq.
                       O'Sullivan Graev & Karabell, L.L.P.
                        30 Rockefeller Plaza, 27th Floor
                            New York, New York 10112
                                 (212) 408-2491
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           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)


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                            Calculation of Filing Fee

================================================================================

         Transaction valuation*                 Amount of filing fee

                N/A (1)                              $0.00 (1)
================================================================================
* Set forth the amount on which the filing fee is calculated and state how it was determined.

(1) No filing fee is required pursuant to general instruction D of Schedule TO.



/ / Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  Amount Previously Paid:       N/A
                                         --------------------
                  Form or Registration No.:     N/A
                                           ------------------
                  Filing Party:                 N/A
                               ------------------------------
                  Date Filed:                   N/A
                             --------------------------------

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to RULE 14d-1.

/ /  issuer tender offer subject to RULE 13e-4.

/ /  going-private transaction subject to RULE 13e-3.

/ /  amendment to Schedule 13D under RULE 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /